Exhibit 99.1

FOR IMMEDIATE RELEASE

Contura Announces Agreement to Resolve Reclamation Obligations Related to Powder River Basin Mines

Deal Allows for the Replacement of $237M in Contura-Held Reclamation Bonds and Related Collateral

BRISTOL, Tenn., September 18, 2019 – Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced that it has entered into an agreement with Eagle Specialty Materials, LLC (Eagle Specialty Materials), an affiliate of FM Coal, LLC, related to Eagle Specialty Materials’ interest in acquiring and operating the Eagle Butte and Belle Ayr thermal coal mines located in the Powder River Basin (PRB) in Campbell County, Wyoming. Subject to the completion of certain agreements with other private and governmental interested parties, the approval of regulatory and legal authorities, the occurrence of the closing and certain other covenants and conditions, Contura will be released of any and all bonding, reclamation, and operational liabilities related to the two PRB mines.

“We’ve been clear that operating long-term in the PRB was not in Contura’s strategic plans, and that the best possible outcome for all interested parties would be for another responsible operator to step up that was interested in doing just that,” said chairman and chief executive officer, David Stetson. “We are extremely pleased that this deal outlines a path to relieve Contura from any go-forward liabilities related to these assets, while also providing long-term employment opportunities for hard-working miners and ongoing revenue to local, state, and federal governments.”

As previously announced, Blackjewel L.L.C., Blackjewel Holdings L.L.C. and certain affiliated entities filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of West Virginia on July 1, 2019, and were joined by several other affiliated entities which filed voluntary petitions on July 24, 2019 (all such debtor entities, collectively, Blackjewel, or the Debtors). Subsequently, on July 25, 2019, Contura announced that it would serve as the stalking horse purchaser for certain assets offered for sale through Blackjewel’s bankruptcy proceedings, including substantially all of the assets of the Belle Ayr and Eagle Butte mines, related facilities and equipment (Western Assets), as well as substantially all of the assets, related facilities and equipment of the S-7 Surface metallurgical coal mine (commonly referred to as the Pax Surface mine), in Fayette County, West Virginia (Pax Assets). In conjunction with the proposed transaction, Contura provided to the Debtors a cash purchase deposit of $8.1 million to be applied to the overall purchase price.

Since that time, the U.S. Bankruptcy Court approved the terms of the sale related to the Pax Assets, including the application of $5.05 million of the purchase deposit toward the Pax transaction, which closed on September 17, 2019.

Simultaneously with the process outlined above, Contura has been negotiating with the Debtors and relevant local, state, and federal regulatory agencies in an effort to finalize the terms of the sale of the Western Assets, but has not reached a resolution to date that satisfies all parties. As previously disclosed, Contura was a prior owner of the Western Assets through its subsidiary, Contura Coal West, LLC (Contura Coal West), though the company has not operated the mines since selling the assets to Blackjewel in December 2017. Because the permit transfer process relating to that transaction was not completed prior to Blackjewel filing for Chapter 11 bankruptcy protection, however, Contura Coal West remains the permitholder in good standing for both mines and maintains sufficient bonding to cover related reclamation and other obligations, as determined by the Wyoming Department of Environmental Quality.

Pursuant to the terms of the agreement announced today, Contura and Eagle Specialty Materials will use commercially reasonable efforts to enter into definitive agreements with the Debtors; third-party sureties; local, state, and federal governmental entities; and other interested parties as necessary to accomplish the purchase and subsequent immediate operation of the Western Assets by Eagle Specialty Materials, the transfer of certain state and federal permits and leases from both Contura and Blackjewel to Eagle Specialty Materials, and the replacement of Contura-held bonds related to the Western Assets with new bonding provided by Eagle Specialty Materials. The debtors are not party to the agreement, and the sale of the two PRB mines to Eagle Specialty Materials is contingent upon Eagle Specialty Materials reaching agreement with the Debtors and other third parties regarding the terms of such sale and obtaining approval of the United States Bankruptcy Court for the Southern District of West Virginia.

Also pursuant to the agreement, subject to closing and certain other covenants and conditions, Contura will provide $90.0 million in cash and convey certain Wyoming real property to Eagle Specialty Materials, will pay $13.5 million to Campbell County, Wyoming for ad valorem back taxes, and will waive its rights to the remaining $3.05 million of the previously-referenced purchase deposit provided to the Debtors. Concurrently, Eagle Specialty Materials will make a specified cash payment to the Debtors, will assume all reclamation obligations and certain other liabilities relating to the Western Assets, will pay off certain debts owed by the Debtors, including certain debtor-in-possession financing, and will agree to make certain payments in respect of royalties, taxes, Abandoned Mine Land (AML) reclamation fees, and other amounts arising from the permitted mining operations.

Assuming consummation of the various agreements outlined, Contura expects to have returned to it approximately $9 million of cash collateral related to posted bonds, as well as to be released of any and all remaining claims against the company with regard to past federal and state royalties; federal, state, and local taxes; or other fees associated with the Western Assets. In addition, Contura and Eagle Specialty Materials are working with the United States Department of Interior’s Office of Surface Mining, Reclamation and Enforcement (OSM) toward an agreement that, upon Eagle Specialty Materials’ assumption of operational responsibility, neither Contura nor its subsidiaries, directors, officers, or employees would be held liable for any violations or other conditions related to mining operations of Eagle Specialty Materials regardless of the status of planned permit and lease transfers related to the Western Assets.

“The hard work and guidance we’ve received from OSM has been integral to getting where we are today, and this transaction simply will not be possible without their ongoing involvement and support,” added Mr. Stetson. “The Trump Administration has been steadfast in its support for our industry, our miners, and the important role coal plays in meeting our nation’s energy and infrastructure needs.”

The agreement in its entirety is subject to approval by both Contura’s board of directors and the U.S. Bankruptcy Court. The closing of the transactions described are subject to numerous conditions, many of which require the agreement or consent of third parties and/or are otherwise outside of the control of Contura and Eagle Specialty Materials. Therefore, there can be no assurance that those conditions will be satisfied and/or waived and therefore no assurance that the transactions described will be consummated.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT

investorrelations@conturaenergy.com

Alex Rotonen, CFA

423.956.6882

MEDIA CONTACTS

corporatecommunications@conturaenergy.com

Rick Axthelm

423.573.0304

Emily O’Quinn

423.573.0369

- ### -